Exhibit 99.1

Q1 news release FOR THE THREE MONTHS ENDED MARCH 31, 2013

Calgary, April 25, 2013

Imperial Oil announces estimated first quarter financial and operating results

	First quarter
(millions of dollars, unless noted)	2013	2012	%

Net income (U.S. GAAP)	798	1,015	(21)
Net income per common share - assuming dilution (dollars)	0.94	1.19	(21)

Capital and exploration expenditures	2,976	1,173	154

Rich Kruger, Chairman, President and Chief Executive Officer of Imperial Oil, commented:

Imperial Oil’s earnings in the first quarter of 2013 were $798 million, down 21 percent or $217 million from the first quarter of 2012. Lower earnings were primarily attributable to the impacts of lower liquids realizations of $270 million, higher refinery and Syncrude maintenance effects of $165 million and higher Kearl production readiness expenditures. These factors were partially offset by lower royalties of $160 million and higher refining margins of $125 million. Gross oil-equivalent production was 284,000 barrels a day in the first quarter, slightly lower than the same period last year.

Imperial Oil’s Cold Lake operation demonstrated continued improvement by achieving record production of 164,000 barrels a day at Canada’s largest in-situ oil sands project in the first quarter of 2013. Volume growth was achieved through higher reliability and strong reservoir performance.

The start-up of the first phase of Imperial Oil’s Kearl oil sands project is imminent. Kearl represents one of Canada’s highest quality oil sands deposits, with 4.6 billion barrels of recoverable bitumen. Production of 110,000 barrels a day is expected later in 2013 and will continue for decades to come. Kearl is being developed using next generation technologies and innovations, which will improve environmental performance for oil sands mining.

Imperial’s disciplined approach and long-term business strategy allow us to advance significant growth plans while also sustaining performance in our base business. We are several years into a decade-long plan to invest about $40 billion in growth projects. First quarter capital and exploration expenditures were $2,976 million, which included $1,608 million for Imperial’s participation in the Celtic acquisition as well as investment in the Kearl expansion project and the Cold Lake Nabiye project.

Our workforce continues to deliver industry leading safety and environmental performance during this period of significant growth. A commitment to operations integrity and high-quality execution supports our results.

Imperial Oil is one of Canada’s largest corporations and a leading member of the country’s petroleum industry. The company is a major producer of crude oil and natural gas, Canada’s largest petroleum refiner, a key petrochemical producer and a leading marketer with coast-to-coast supply and retail service station networks.

First quarter highlights

•	Net income was $798 million, compared with $1,015 million for the first quarter of 2012, a decrease of 21 percent, primarily driven by 34 percent lower bitumen realizations.

•	Net income per common share on a diluted basis was $0.94, down 21 percent from the first quarter of 2012.

•	Capital investments, excluding the Celtic acquisition, of $1,368 million, continued to be directed at the company’s Upstream growth projects with the Kearl expansion and Cold Lake Nabiye projects 32 percent and 42 percent complete, respectively as of March 31, 2013.

•	Cash generated from operating activities was $597 million, a decrease from $1,047 million in the first quarter of 2012, primarily due to lower earnings and working capital effects. A strong balance sheet was maintained, with total debt representing 19 percent of capital at the end of first quarter 2013, following the closing of the Celtic acquisition.

•	Gross oil-equivalent barrels of production averaged 284,000 barrels a day, slightly lower than the 289,000 barrels in the same period last year. Cold Lake established a new quarterly production record of 164,000 barrels a day.

•	Start-up of the Kearl oil sands project – The start-up of the initial phase of the Kearl oil sands project is imminent. This will mark the completion of the largest project in Imperial Oil’s history. The project involved over 46 million work hours. Kearl incorporates next generation technology and innovations that will improve environmental performance. Production will ramp up over the coming months and is expected to reach 110,000 barrels a day (78,000 barrels a day Imperial’s share) later in 2013. Sales of Kearl blend are expected to begin in the third quarter.

•	Celtic acquisition completed – On February 26, following the close of the acquisition of Celtic Exploration Ltd. (“Celtic”) by ExxonMobil Canada, Imperial Oil completed its acquisition of a 50-percent participating interest in Celtic’s assets and liabilities for $1.6 billion. Through this transaction, Imperial Oil acquired interest in 545,000 net acres in the liquids-rich Montney shale, 104,000 net acres in the Duvernay shale and additional acreage in other areas of Alberta. Current net production is about 70 million cubic feet a day of natural gas and about 3,900 barrels a day of crude oil, condensate and natural gas liquids.

•	Maximizing the value of Downstream integration – Imperial Oil’s Downstream business continued to deliver strong earnings with net income of $478 million and refinery throughput of 430,000 barrels a day in the first quarter of 2013. Lower feedstock costs were the main contributor to the higher earnings. Imperial’s Alberta and Ontario refineries continue to maximize processing of North America’s mid-continent crude including rail receipts of 20,000 barrels a day to help overcome pipeline capacity limitations. Plans are in place to increase rail shipments.

•	Dartmouth refinery update – The marketing effort and evaluation of alternatives for the Dartmouth refinery and related terminals continues. A decision is expected later in 2013.

•	Executive appointment and Board nominees – On February 21, the board of directors of Imperial Oil appointed R.M. (Rich) Kruger as chairman, president and chief executive officer effective March 1. Mr. Kruger succeeds B.H. (Bruce) March, who has been appointed senior vice president of global operations for ExxonMobil Chemical Company. In late February, the seven nominees proposed for election to the Imperial Oil board of directors were announced. Five of the nominees are currently directors with the company. The two new nominees are Mr. Kruger and D.W. (Darren) Woods, president of ExxonMobil Refining & Supply and vice president of Exxon Mobil Corporation.

First quarter 2013 vs. first quarter 2012

The company’s net income for the first quarter of 2013 was $798 million or $0.94 a share on a diluted basis, compared with $1,015 million or $1.19 a share for the same period last year.

Lower first quarter earnings were primarily attributable to the impacts of lower liquids realizations, higher refinery maintenance activities, lower volumes and higher maintenance costs at Syncrude and Kearl production readiness expenditures. These factors were partially offset by lower royalty costs due to lower liquids realizations and higher refining margins.

Upstream net income in the first quarter was $300 million versus $542 million in the same period of 2012. Earnings decreased primarily due to lower liquids realizations of about $270 million. Other factors that contributed to lower earnings included lower volumes and higher maintenance costs at Syncrude totalling about $75 million and Kearl production readiness expenditures of about $50 million. These factors were partially offset by lower royalty costs of about $160 million due to lower liquids realizations.

Prices for most of the company’s liquids production are based on West Texas Intermediate (WTI) crude oil, a common benchmark for mid-continent North American oil markets. Compared to the corresponding period last year, the average WTI crude oil price in U.S. dollars was lower by $8.67 a barrel, about eight percent, in the first quarter of 2013. Decreases in the company’s average realizations in Canadian dollars on sales of conventional and synthetic crude oils were in line with WTI. The company’s average bitumen realization in Canadian dollars in the first quarter of 2013 decreased 34 percent to $43.63 a barrel. Supply/demand imbalances of heavier crude oils in mid-continent North American markets and industry pipeline apportionment effects widened the price spread between light crude oil and Cold Lake bitumen. The company’s average realization on natural gas sales of $3.50 a thousand cubic feet was higher by about 48 percent in the first quarter of 2013 versus the same period in 2012.

Gross production of Cold Lake bitumen averaged 164 thousand barrels a day and established a new production record in the quarter. Cold Lake production was up seven thousand barrels a day from the same period last year. Volume growth was achieved through higher reliability and strong reservoir performance.

The company’s share of Syncrude’s gross production in the first quarter was 65 thousand barrels a day, down from 74 thousand barrels in the first quarter of 2012. Higher maintenance activities were the main contributor to the lower production.

Gross production of conventional crude oil averaged 20 thousand barrels a day in the first quarter, versus 21 thousand barrels in the corresponding period in 2012.

Gross production of natural gas during the first quarter of 2013 was 187 million cubic feet a day, down from 198 million cubic feet in the same period last year. The lower production volume was primarily the result of natural decline of conventional fields and the impact of divested properties partially offset by volume contributions from Celtic and the Horn River pilot.

Downstream net income was $478 million in the first quarter, $23 million higher than the first quarter of 2012. Increased earnings were primarily due to the favourable impact of refining margins of about $125 million partially offset by the impact of higher maintenance activities at the Sarnia refinery of about $90 million. Earnings in the first quarter of 2012 included a gain of about $15 million from the sale of assets.

First quarter 2013 vs. first quarter 2012 (continued)

Mid-continent North America industry refining margins continued to be strong in the first quarter of 2013. Stronger industry refining margins were the result of the widened differential between product prices and cost of crude oil processed.

Chemical net income was $35 million in the first quarter, unchanged from the same quarter last year.

Net income effects from Corporate and Other were negative $15 million in the first quarter, versus the negative $17 million in the same period of 2012.

Cash flow generated from operating activities was $597 million in the first quarter, versus $1,047 million in corresponding period in 2012. Lower cash flow was primarily due to lower earnings and working capital effects.

Investing activities used net cash of $2,935 million in the first quarter, compared with $1,064 million in the same period of 2012. $1,602 million (excluding $6 million cash acquired) was expended to complete the acquisition of a 50-percent participating interest in Celtic’s assets and liabilities. Additions to property, plant and equipment were $1,345 million in the first quarter, compared with $1,145 million during the same quarter 2012. Expenditures during the quarter were primarily directed towards the advancement of Kearl expansion and Nabiye projects. The Kearl expansion is expected to bring on additional production of 110,000 barrels of bitumen a day, before royalties, of which the company’s share would be about 78,000 barrels a day. Start-up is expected by late 2015. The Nabiye expansion at Cold Lake is expected to bring on additional production of more than 40,000 barrels of bitumen a day, before royalties. Start-up is expected to be year-end 2014.

Cash from financing activities was $2,179 million in the first quarter, compared with cash used in financing activities of $140 million in the first quarter of 2012. In the first quarter, the company increased its long-term debt level by $1,595 million by drawing on an existing facility and issued additional commercial paper which increased short-term debt by $687 million. The majority of the increased debt was used to finance the acquisition.

The above factors led to a decrease in the company’s balance of cash to $323 million at March 31, 2013, from $482 million at the end of 2012.

Key financial and operating data follow.

Forward-Looking Statements

Statements of future events or conditions in this report, including projections, targets, expectations, estimates, and business plans are forward-looking statements. Actual future results, including demand growth and energy source mix; production growth and mix; project plans, dates, costs and capacities; production rates and resource recoveries; cost savings; product sales; financing sources; and capital and environmental expenditures could differ materially depending on a number of factors, such as changes in the price, supply of and demand for crude oil, natural gas, and petroleum and petrochemical products; political or regulatory events; project schedules; commercial negotiations; the receipt, in a timely manner, of regulatory and third-party approvals; unanticipated operational disruptions; unexpected technological developments; and other factors discussed in this report and Item 1A of Imperial’s most recent Form 10-K. Forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, some that are similar to other oil and gas companies and some that are unique to Imperial. Imperial’s actual results may differ materially from those expressed or implied by its forward-looking statements and readers are cautioned not to place undue reliance on them.

The term “project” as used in this report does not necessarily have the same meaning as under Securities and Exchange Commission (“SEC”) Rule 13q-1 relating to government payment reporting. For example, a single project for purposes of the rule may encompass numerous properties, agreements, investments, developments, phases, work efforts, activities and components, each of which we may also informally describe as a “project”.

Attachment I

IMPERIAL OIL LIMITED

FIRST QUARTER 2013

	Three Months
millions of Canadian dollars, unless noted	2013	2012

Net Income (U.S. GAAP)
Total revenues and other income	8,014	7,533
Total expenses	6,944	6,181
Income before income taxes	1,070	1,352
Income taxes	272	337
Net income	798	1,015

Net income per common share (dollars)	0.94	1.20
Net income per common share - assuming dilution (dollars)	0.94	1.19

Other Financial Data
Federal excise tax included in operating revenues	326	316

Gain/(loss) on asset sales, after tax	3	24

Total assets at March 31	33,119	26,511

Total debt at March 31	3,928	1,206
Interest coverage ratio - earnings basis (times covered)	175.5	277.9

Other long-term obligations at March 31	4,104	3,954

Shareholders’ equity at March 31	17,023	14,120
Capital employed at March 31	20,973	15,353
Return on average capital employed (a) (percent)	19.7	24.9

Dividends declared on common stock
Total	102	102
Per common share (dollars)	0.12	0.12

Millions of common shares outstanding
At March 31	847.6	847.6
Average - assuming dilution	850.6	852.5

(a)	Return on capital employed is net income excluding after-tax cost of financing divided by the average rolling four quarters’ capital employed.

Attachment II

IMPERIAL OIL LIMITED

FIRST QUARTER 2013

	Three Months
millions of Canadian dollars	2013	2012

Total cash and cash equivalents at period end	323	1,045

Net income	798	1,015
Adjustment for non-cash items:
Depreciation and depletion	185	190
(Gain)/loss on asset sales	(4)	(29)
Deferred income taxes and other	29	48
Changes in operating assets and liabilities	(411)	(177)
Cash flows from (used in) operating activities	597	1,047

Cash flows from (used in) investing activities	(2,935)	(1,064)
Proceeds from asset sales	8	78

Cash flows from (used in) financing activities	2,179	(140)

Attachment III

IMPERIAL OIL LIMITED

FIRST QUARTER 2013

	Three Months
millions of Canadian dollars	2013	2012

Net income (U.S. GAAP)
Upstream	300	542
Downstream	478	455
Chemical	35	35
Corporate and other	(15)	(17)
Net income	798	1,015

Revenues and other income
Upstream	2,154	2,492
Downstream	7,242	6,582
Chemical	380	426
Eliminations/Other	(1,762)	(1,967)
Total	8,014	7,533

Purchases of crude oil and products
Upstream	857	1,021
Downstream	5,620	5,021
Chemical	260	314
Eliminations	(1,762)	(1,970)
Purchases of crude oil and products	4,975	4,386

Production and manufacturing expenses
Upstream	747	591
Downstream	382	341
Chemical	53	45
Eliminations	(1)	–
Production and manufacturing expenses	1,181	977

Capital and exploration expenditures
Upstream	2,938	1,145
Downstream	27	23
Chemical	1	1
Corporate and other	10	4
Capital and exploration expenditures	2,976	1,173

Exploration expenses charged to income included above	23	28

Attachment IV

IMPERIAL OIL LIMITED

FIRST QUARTER 2013

Operating statistics	Three Months
	2013	2012

Gross crude oil and Natural Gas Liquids (NGL) production
(thousands of barrels a day)
Cold Lake	164	157
Syncrude	65	74
Conventional	20	21
Total crude oil production	249	252
NGLs available for sale	4	4
Total crude oil and NGL production	253	256
Gross natural gas production (millions of cubic feet a day)	187	198

Gross oil-equivalent production (a)
(thousands of oil-equivalent barrels a day)	284	289

Net crude oil and NGL production (thousands of barrels a day)
Cold Lake	139	118
Syncrude	63	65
Conventional	15	15
Total crude oil production	217	198
NGLs available for sale	3	3
Total crude oil and NGL production	220	201
Net natural gas production (millions of cubic feet a day)	180	194

Net oil-equivalent production (a)
(thousands of oil-equivalent barrels a day)	250	233

Cold Lake blend sales (thousands of barrels a day)	215	209
NGL sales (thousands of barrels a day)	6	11
Natural gas sales (millions of cubic feet a day)	150	183

Average realizations (Canadian dollars)
Conventional crude oil realizations (a barrel)	73.52	78.32
NGL realizations (a barrel)	36.53	49.97
Natural gas realizations (a thousand cubic feet)	3.50	2.36
Synthetic oil realizations (a barrel)	95.63	98.41
Bitumen realizations (a barrel)	43.63	66.24

Refinery throughput (thousands of barrels a day)	430	438
Refinery capacity utilization (percent)	85	86

Petroleum product sales (thousands of barrels a day)
Gasolines (Mogas)	207	204
Heating, diesel and jet fuels (Distillates)	160	150
Heavy fuel oils (HFO)	28	24
Lube oils and other products (Other)	31	35
Net petroleum products sales	426	413

Petrochemical sales (thousands of tonnes)	240	265

(a)	Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels

Attachment V

IMPERIAL OIL LIMITED

FIRST QUARTER 2013

			Net income
	Net income (U.S. GAAP)		per common share
	(millions of Canadian dollars	)	(dollars	)

2009
First Quarter	289		0.34
Second Quarter	209		0.25
Third Quarter	547		0.64
Fourth Quarter	534		0.63
Year	1,579		1.86

2010
First Quarter	476		0.56
Second Quarter	517		0.61
Third Quarter	418		0.49
Fourth Quarter	799		0.95
Year	2,210		2.61

2011
First Quarter	781		0.92
Second Quarter	726		0.86
Third Quarter	859		1.01
Fourth Quarter	1,005		1.19
Year	3,371		3.98

2012
First Quarter	1,015		1.20
Second Quarter	635		0.75
Third Quarter	1,040		1.22
Fourth Quarter	1,076		1.27
Year	3,766		4.44

2013
First Quarter	798		0.94